As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-57786

Registration No. 333-61364

Registration No. 333-101232

Registration No. 333-116992

Registration No. 333-133296

Registration No. 333-145206

Registration No. 333-169753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-57786

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-61364

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-101232

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-116992

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-133296

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-145206

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT NO. 333-169753

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	48-1056429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Kansas Avenue Kansas City, Kansas	66105-1309
(Address of Principal Executive Offices)	(Zip Code)

Jayne L. Rothman

Senior Vice President, General Counsel and Secretary

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105-1309

Phone: (913) 621-9500

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Ana Sempertegui

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Epiq Systems, Inc., a Missouri corporation (the “Company”), relate to the following Registration Statements on Form S-3 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (Registration Number 333-57786) filed with the SEC on March 28, 2001 registering 1,350,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

•	Registration Statement on Form S-3 (Registration Number 333-61364) filed with the SEC on May 22, 2001 registering 1,725,000 shares of Common Stock;

•	Registration Statement on Form S-3 (Registration Number 333-101232) filed with the SEC on November 15, 2002 registering 2,000,000 shares of Common Stock;

•	Registration Statement on Form S-3 (Registration Number 333-116992) filed with the SEC on June 30, 2004 registering an aggregate amount of $50,000,000 of 4.00% Contingent Convertible Subordinated Notes due June 15, 2007 (the “Subordinated Notes”) and an indeterminate amount of shares of Common Stock into which the Subordinated Notes were convertible;

•	Registration Statement on Form S-3 (Registration Number 333-133296) filed with the SEC on April 13, 2006 registering 1,228,501 shares of Common Stock;

•	Registration Statement on Form S-3 (Registration Number 333-145206) filed with the SEC on August 7, 2007 registering an indeterminate amount of debt securities, preferred stock, par value $1.00 per share, and Common Stock up to a total aggregate amount of $150,000,000; and

•	Registration Statement on Form S-3 (Registration Number 333-169753) filed with the SEC on October 5, 2010 registering an indeterminate amount of debt securities, preferred stock, par value $1.00 per share, and Common Stock up to a total aggregate amount of $67,000,000.

On September 30, 2016, the Company completed its previously announced merger (the “Merger”) with DTI Merger Sub, Inc. (“Merger Sub”), a Missouri corporation and a wholly-owned subsidiary of Document Technologies, LLC, a Georgia limited liability company (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of July 26, 2016, by and among the Company, Parent and Merger Sub. The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly-owned subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 30th day of September, 2016.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman of the Board, Chief Executive Officer and Director

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.